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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                      Washington, D.C. 20549

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

--- Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.
    See Instruction 1(b)

(Print or Type Responses)

1.  Name and Address of Reporting Person*
      Telescan, Inc.
      (Last)                 (First)              (Middle)
      5959 Corporate Drive, Suite 200
      (Street)
      Houston                TX                      77036
      (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      GlobalNet Financial.com, Inc.


3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)



4.  Statement for Month/Year
      April 2000


5.  If Amendment, Date of Original
    (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
          Director                        X   10% Owner
    -----                               -----
          Officer (give title above)          Other (specify below)
    -----                               -----


7.  Individual or Joint/Group Filing (Check Applicable Line)
      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                      or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, $.001 par value ("Common Stock")
    Common Stock

2.  Transaction Date (Month/Day/Year)
    4/4/00
    4/4/00

3.  Transaction Code (Instr. 8)
    Code               V
     X                 V
     S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount          (A) or (D)                Price
    118,417             A                     $12.00
     50,000             D                     $28.42

5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 2,548,994

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  Table II -- Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Common Stock Option

2.  Conversion or Exercise of Price of Derivative Security
    $12.00

3.  Transaction Date (Month/Day/Year)
    4/4/00

4.  Transaction Code (Instr. 8)
    Code                      V
    X

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)                      (D)
                           118,417

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date
    3/31/99                              4/4/00


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)
    Title                     Amount or Number of Shares
    Common Stock


8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at
    End of Month (Instr. 4)
    0


10. Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 4)
    D

11. Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

    /s/ Roger C. Wadsworth                      4/10/00
    -------------------------------            ---------
    **Signature of Reporting Person              Date


                                                               SEC 1474 (3-99)